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                                                                           News


                                                        Contacts: Ron Hutchison
                                                              Aurora Foods Inc.
                                                                   314-801-2310

                                                               Chuck Dohrenwend
                                                                    Alan Oshiki
                                                    Broadgate Consultants, Inc.
                                                                   212-232-2222

FOR IMMEDIATE RELEASE
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      Aurora Files Pre-Arranged Chapter 11 Reorganization Plan to Effect
       Previously Announced Restructuring and Merger with Pinnacle Foods

                     Aurora Intends to Continue Operations
                  without Interruption During Reorganization

      $50 Million DIP Financing Arranged to Provide Sufficient Liquidity

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ST. LOUIS, December 8, 2003 - Aurora Foods Inc. (OTCBB: AURF), a producer and marketer of leading food brands, announced today that it has filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code to implement its previously announced financial restructuring and take a significant step toward consummation of its pending merger with Pinnacle Foods. Aurora intends to continue to operate under Chapter 11 in the ordinary course and to conduct its business without interruption during the restructuring process, which the Company expects to complete by March 31, 2004.

         Aurora's reorganization plan, filed today with the Delaware Bankruptcy Court, has been negotiated with the Company's senior lenders, an informal committee of Aurora's bondholders representing approximately 50% of Aurora's senior subordinated notes, and the Company's proposed new equity investors (J.P. Morgan Partners LLC, J.W. Childs Equity Partners III, L.P., and C. Dean Metropoulos and Co.).

         In conjunction with the filing, Aurora has secured $50 million of debtor-in-possession (DIP) financing, subject to Court approval. These funds, together with Aurora's cash on hand, provide the Company with liquidity to operate and meet its financial obligations in the normal course of business throughout the restructuring process.

          "Today's filing is an integral part of our planned merger with Pinnacle and our overall financial restructuring," said Dale F. Morrison, Aurora's Chairman and interim Chief Executive Officer. "It will be business as usual at Aurora during the restructuring process, and we intend to operate normally and deliver our products without interruption. Aurora's management team will remain in place during the reorganization."

         The Company contemplates the following during the Chapter 11 process:

         o The Company will continue to pay salaries to its employees in the normal course of business.

         o Under the plan, all vendors and trade creditors will be paid in full at the end of the bankruptcy case, if not sooner.

         o Under the plan, Aurora's senior lenders will be paid in full in cash in respect of principal and interest under the Company's existing credit facility and, assuming the credit facility is paid in full by March 31, 2004, will receive $15 million in cash in respect of certain leverage and asset sale fees under the credit facility.

         o Holders of Aurora's 12% senior unsecured notes due 2005 will be paid in full in cash in respect of principal and interest, but will not receive $1.9 million in respect of unamortized original issue discount.

         o Holders of Aurora's outstanding 8.75% and 9.875% senior subordinated notes due 2008 and 2007, respectively, will receive either (i) cash or (ii) equity in the combined company (held indirectly through a voting trust), plus certain subscription rights pursuant to which holders electing equity can increase their individual investments in the combined company (through the purchase of additional voting trust interests). Holders electing cash will receive a recovery of 50% on each dollar of principal amount of subordinated notes, or 46% after taking into account accrued interest. Holders electing equity will receive, subject to adjustment, a recovery of 53% on each dollar of principal amount of subordinated notes, subject to dilution, or 45% on each dollar after taking into account accrued interest and initial dilution from management equity. Upon consummation of the merger with Pinnacle, former holders of Aurora's senior subordinated notes will own up to approximately 41.9% of the equity of the combined company, subject to adjustment.

         o Existing common and preferred stockholders will not receive any distributions and the existing common and preferred shares will be cancelled.

         o Crunch Equity Holding, LLC (Purchaser), the parent of Pinnacle, which is owned by the new equity investors, will contribute the equity in Pinnacle, to which it will have contributed at least an additional $85 million, in exchange for the remaining equity in the combined company, subject to adjustment.

o All other claims against Aurora will be unimpaired. Certain real estate leases will be rejected.

         Aurora has requested a prompt hearing from the Delaware Bankruptcy Court and hopes to complete its restructuring and merger with Pinnacle by March 31, 2004. The transaction is subject to a number of conditions, including receipt of financing, bankruptcy court approvals, and regulatory approvals. No assurance can be given that the conditions to closing the transaction will be satisfied, or that the transaction ultimately will be consummated.

About Aurora Foods Inc.

         Aurora Foods Inc., based in St. Louis, Missouri, is a producer and marketer of leading food brands, including Duncan Hines(R) baking mixes; Log Cabin(R), Mrs. Butterworth's(R) and Country Kitchen(R) syrups; Lender's(R) bagels; Van de Kamp's(R) and Mrs. Paul's(R) frozen seafood; Aunt Jemima(R) frozen breakfast products; Celeste(R) frozen pizza; and Chef's Choice(R) skillet meals. More information about Aurora may be found on the Company's Web site at http://www.aurorafoods.com.

CAUTIONARY NOTE: Statements contained in this press release that are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from the forward-looking statements contained in this release and which may affect the Company's prospects in general. For a summary of such risks and uncertainties, see the Company's periodic reports and other filings with the Securities and Exchange Commission.

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